Exhibit 99.1

SWAT Completes Name and Symbol Change to PepperBall Technologies and “PBAL,” also Announces New Consumer Products and Corporate Updates

PepperBall™ introduces its small, lightweight hand-held non-lethal consumer defense product during successful San Diego media event attended by consumer groups, television, industry publications and agency representatives.

San Diego, CA., September 29, 2008—PepperBall Technologies, Inc., (f/k/a — Security With Advanced Technology, Inc. (Nasdaq: PBAL) announced today it has completed its name change to Pepperball Technologies and that effective with the opening of today’s market the company’s trading symbol on the Nasdaq Capital Market will be “PBAL”. Additionally in an effort to assist in complying with the Nasdaq Minimum Bid Price Rule, a one for two reverse split of the PBAL common shares has been completed effective as of the market open today.

On September 25, 2008, PepperBall hosted a media event to introduce and launch the recently completed PepperBall non-lethal personal protection device called the HotShot™. The PepperBall HotShot is a compact lightweight device that effectively disables an attacker from a range of approximately 12 to 15 feet, designed to allow the user time to escape unharmed. Upon firing, the HotShot releases a powder based inhibiting substance which disperses as a cloud in the immediate area of the assailant. The effect is similar to pepper spray or Mace™, but the HotShot powder substance is many times more potent, causing disabling irritation and discomfort to the eyes, nose and throat. We believe HotShot to be the best consumer option for personal defense as compared to solutions provided by other less-lethal weapons, such as pepper spray and electric shock devices.  The HotShot is designed to be carried conveniently in a pocket, purse or car and fits easily in your hand when walking in an area or trail, where protection may be desired.

The media event was attended by several news organizations, including San Diego based television channels, CBS – 8 and Fox – 6 as well as reporters from Union Tribune, Law Officer Magazine and freelance authors. Also in attendance were several consumers and police officers, including those who have been using the HotShot product on a test basis in the field. Several follow-on television reports have already aired, including this link to a CBS story at: http://www.cbs8.com/features/special_assignment/story.php?id=141673 and additional media coverage is expected in the near future.

Eric Wenaas, President and CEO of PTI, noted, “The reaction of consumers, officers and the media to HotShot was exciting and virtually unanimous from attendees stating that the product is very effective and one that they would buy for personal use as well as for their spouses and children. We have obtained similar responses from focus groups used during the development process, but this was the first time we have demonstrated the product to a broader audience. We have commenced production quantities of the PepperBall HotShot and plan to initially sell it through our web site. This introduction of our consumer division, we believe, has dramatic revenue potential. We encourage you to visit our web site and believe you will find the video footage to be entertaining and the novel products to be of great interest.”

PepperBall’s full line of products, including specifications and demonstration videos can be accessed on their website at: www.pepperball.com.

About PepperBall Technologies, Inc. —
PepperBall Technologies, Inc. develops, manufactures and distributes the PepperBall® brand line of less-lethal solutions for governmental, military, corrections, private security, bail enforcement, law enforcement agencies as well as consumers. Products include a full line of PepperBall system launchers and projectiles, and PepperBall pepper spray. PepperBall’s thousands of users include the federal Bureau of Prisons, the United States Border Patrol, police and sheriff departments in major United States cities, as well as private entities, security services, and bail enforcement agencies around the world. PepperBall’s products and services also include surveillance and intrusion detection systems. For additional information, visit either www.pepperball.com or www.swat-systems.com.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company and may not materialize, including, without limitation, the company’s history of losses, the company’s need to raise additional working capital, the efficacy of the company’s products and services, the company’s ability to secure its ownership of, right to use and protect its intellectual property and proprietary technology and the company’s ability to integrate the combined operations into a viable enterprise and to complete development of, launch and achieve acceptable levels of sales and margins for its products and services. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors. Furthermore, the company does not intend (and is not obligated) to update publicly any forward-looking statements, except as required by law. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the company’s recent filings with the SEC, including the Risk Factors beginning on page 11 of the company’s Registration Statement on Form S-4 (File No. 333-152645).

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Contacts:
         Eric Wenaas - President & CEO - 858-638-0236
         Jeff McGonegal - CFO - 303-475-3786